Exhibit No. 10.1
Executive Change-in-Control Severance Agreement
     THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this ___day of December, 2009, (hereinafter referred to as the “Effective Date”), by and between Woodward Governor Company (the “Company”), a Delaware corporation, and                                          (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and
     WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and
     WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its stockholders; and
     WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its stockholders; and
     WHEREAS, in order to assure that the Executive would be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security against altered conditions of employment which could result from any such Change in Control or acquisition, the Executive and the Company entered into a Transitional Compensation Agreement dated as of December 19, 2008 (the “Prior Agreement”); and
     WHEREAS, the Company and the Executive now desire to amend and restate the Prior Agreement as hereinafter provided.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Definitions
     Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Agreement” means this Executive Change-in-Control Severance Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual base salary.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean the occurrence, prior to any termination of employment, of any one or more of the following:
(i)	The Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed the Executive’s duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee; or

(ii)	The Executive’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Executive in the performance of the Executive’s material duties to the Company or any of its subsidiaries; or

(iii)	The Executive’s commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Executive at the expense of the Company or any of its subsidiaries; or

(iv)	The Executive’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.
No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. In addition, no act or omission will constitute Cause unless (A) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with legal counsel and (B) the Company has given detailed written notice thereof to the Executive and, where remedial action is feasible, the Executive then fails to remedy the act or omission within a reasonable time after receiving such notice.
(e)	“Change in Control” of the Company shall mean the occurrence during the Term of any one (1) or more of the following events:
(i)	Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred (1) as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control provided that such subsequent increase either occurs while such person has a direct or indirect beneficial ownership interest of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities or results in such person then having a direct or indirect beneficial ownership interest of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, or (2) as a result of the acquisition directly from the Company of securities of the Company representing less than 50% of the voting power of the Company, or (3) if the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)	During any period of twelve (12) consecutive months (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such twelve-month period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraph (i), above, or subparagraph (iii), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (such individuals and any such new directors being referred to as the “Incumbent Board”); or

(iii)	Consummation of a plan of merger or consolidation of the Company with any other corporation or a similar transaction or series of transactions involving the Company (a “Business Combination”), in each case unless after such a Business Combination (x) the shareholders of the Company immediately prior to the Business Combination continue to own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the new (or continued) entity (including, but not by way of limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s former assets either directly or through one or more subsidiaries) immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination, and (y) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)	During any period of not more than twelve (12) consecutive months (not including any period prior to the Effective Date of this Agreement), the consummation of the sale or disposition by the Company of at least forty percent (40%) of the total gross fair market value of the Company’s assets as determined by the Committee (or any transaction or series of transactions having a similar effect) unless after such transaction or series of transactions (x) the shareholders of the Company immediately prior to the transaction or series of transactions continue to own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquiring entity (including, but not by way of limitation, an entity which as a result of such transaction or series of transactions owns the Company or all or substantially all of the Company’s former assets either directly or through one or more subsidiaries) immediately after such transaction or series of transactions, in substantially the same proportion as their ownership of the Company immediately prior to such transaction or series of transactions, and (y) at least a majority of the members of the board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction or series of transactions.
(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)	“Company” means Woodward Governor Company, a Delaware corporation, or any successor thereto as provided in Article 9.

(i)	“Disability” or “Disabled” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a six-consecutive month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(j)	“Effective Date” means the date as specified in the opening sentence of this Agreement.

(k)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2, which triggers the payment of Severance Benefits hereunder.

(l)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:
(i)	The material diminution in the Executive’s authorities, duties or responsibilities as an executive and/or officer of the Company; or

(ii)	The Company’s requiring the Executive to have a principal job location in excess of fifty (50) miles from the location of the Executive’s principal job location at any time during the 12-month period immediately preceding the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations; or

(iii)	A material reduction by the Company of the Executive’s Base Salary; or

(iv)	A material reduction in the Executive’s overall compensation, including short- and long-term incentive compensation opportunities, employee benefits and retirement plans, policies, practices or other compensation arrangements in which the Executive participates; or

(v)	The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 9; or

(vi)	A material breach of this Agreement by the Company.
Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for one of the reasons set forth in subparagraphs (i) — (vi), above, will not constitute “Good Reason” unless, within the 90 day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying the event or events relied upon for such termination, the Company has not remedied such event or events within 30 days of the receipt of such notice and the Executive resigns within six months following the occurrence of the Good Reason event or at such later time as the Executive and the Company mutually agree but in no event later than 24 months after the date of the Change in Control.
(m)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(n)	“Qualifying Termination” means any of the events described in Section 2.2, the occurrence of which triggers the payment of Severance Benefits hereunder.

(o)	“Severance Benefits” mean the payment of severance and non-severance compensation as provided in Section 2.3.

(p)	“Term” shall mean the term of this Agreement as provided in Article 7.
Article 2. Severance Benefits
     2.1. Right to Severance Benefits. Subject to the provisions of Section 11.11, the Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3, if (i) there has been a Change in Control of the Company and (ii) thereafter but prior to the second anniversary of the occurrence of the Change in Control, the Executive incurs a Qualifying Termination.
     The Executive shall not be entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered hereunder.
     2.2. Qualifying Termination. A Qualifying Termination shall be the occurrence of any one of the following events:
(a)	The Company’s termination of the Executive’s employment without Cause; and

(b)	The termination of employment by the Executive for Good Reason.
     For purposes of this Agreement, a Qualifying Termination shall not include the Executive’s termination of employment by reason of death or Disability, or the Executive’s voluntary retirement or other voluntary termination for reasons other than as specified in Section 2.2(b), or the Company’s termination for Cause.
     2.3. Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall pay to the Executive and provide the Executive with the following Severance Benefits subject to the provisions of Article 5 below:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination (the “Accrued Obligations”).

(b)	A lump-sum amount equal to (i) the higher of the following: (A) the Executive’s annual bonus award earned as of the Effective Date of Termination, based on annualized actual year-to-date performance, as determined at the Committee’s discretion, under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs or (B) the Executive’s annual target bonus established under such plan for such year; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the annual bonus plan year as of the Effective Date of Termination, and the denominator of which is 365. This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating such the plan year.

(c)	A lump-sum amount equal to [(For CEO:) the sum of the following:] / [(For CFO:) two (2) multiplied by the sum of the following:] (i) the higher of: (A) the Executive’s Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s Base Salary in effect immediately prior to the date of the Change in Control; and (ii) the higher of: (A) the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (B) the Executive’s annual target bonus for the most recent bonus plan year ended prior to the date of the Change in Control.

(d)	In consideration for the Executive entering into a noncompete agreement as described in Article 4, an additional lump-sum amount equal to the sum of the following: (i) the higher of: (A) the Executive’s Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s Base Salary in effect immediately prior to the date of the Change in Control; and (ii) the higher of: (A) the Executive’s annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (B) the Executive’s annual target bonus for the most recent bonus plan year ended prior to the date of the Change in Control.

(e)	Vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The cash-out of any such award shall be in a lump-sum amount equal to (i) the higher of the following: (A) the Executive’s cash-based award earned as of the Effective Date of Termination under the Company’s long-term incentive plan, based on actual performance, as determined at the Committee’s discretion, for the applicable performance period through the Effective Date of Termination, or (B) the target award level established for such award; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the preestablished performance period for the award as of the Effective Date of Termination, and the denominator of which is the full number of days in the entire performance period (e.g., typically thirty-six (36) months). This payment(s) will be in lieu of any other payment to be made to the Executive under these cash-based long-term performance-based awards.
(f)	A lump-sum amount equal to the cash equivalent of the aggregate amount of contributions (other than pre-tax salary deferral contributions by the Executive) that the Company and its affiliates would have made on behalf of the Executive to its tax-qualified, defined contribution retirement plan(s), whether or not the Executive was vested therein, during the twenty-four (24) month period beginning on the Effective Date of Termination, had (i) the Executive continued as an active participant therein during such period, (ii) the Executive’s rate of compensation being recognized by each plan prior to the Effective Date of Termination continued in effect, (iii) in the case of matching contributions, the Executive’s rate of contributions in effect on the date immediately prior to the Effective Date of Termination remained in effect and (iv) in the case of discretionary contributions by the Company or its affiliates, the Company and its affiliates continued to make such contributions at the rate that applied to the most recent plan year that ended prior the Effective Date of Termination.

(g)	Continuation, for a period of twenty-four (24) months after the Effective Date of Termination, of the following employee benefits on terms at least as favorable to the Executive as those which would have been provided if the Executive had continued employment for that time as an executive of the Company, with the cost of such benefits to be paid by the Company: medical and dental benefits, life and disability insurance, and executive physical examinations (“Corporation-Paid Coverage”). Corporation-Paid Coverage shall be paid directly by the Company to the applicable insurer and/or administrator when premiums for such coverage are due in accordance with the terms and conditions of the applicable insurance policy or administrative services agreement. Notwithstanding the foregoing,
(i)	if the Executive is a “specified employee” (as described in Section 10(c) below) on the date of the Executive’s Effective Date of Termination, continued coverage under the disability and life insurance plans shall be solely at the expense of the Executive for the period beginning on the Executive’s Effective Date of Termination and ending six (6) months thereafter. On the first day of the seventh following the Executive’s Effective Date of Termination (or, in the event of the Executive’s earlier death), the Company shall reimburse the Executive for the Corporation-Paid Coverage under the disability and life insurance plans portion of such expense in a lump sum cash payment with interest at the rate specified in Section 11.9. Thereafter, Corporation-Paid Coverage under the disability and life insurance plans shall be paid directly by the Company to the applicable insurer and/or administrator when premiums for such coverage are due in accordance with the terms and conditions of the applicable insurance policy or administrative services agreement; and
(ii)	with respect to any such benefits providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code under any self-insured medical reimbursement plan (within the meaning of Code Section 105(h)) (a “Self-Insured Medical Plan”), including without limitation medical and dental benefits, that are incurred following the period the Executive would be entitled (or would, but for this Section 2.3(g), be entitled) to continuation coverage under such plan under Code Section 4980B (COBRA) if the Executive had elected such coverage and paid the applicable premiums, (A) the reimbursement of an eligible medical expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (B) the Executive shall pay to the Company the cost, on or after-tax basis, for the premium payments (both the employee and employer portion) required for such continued coverage under any Self-Insured Medical Plan. On or about January 31 of the year following the year in which the Effective Date of Termination occurs and continuing on or about each January 31 thereafter until the year following the year in which the Executive’s continued coverage under any Self-Insured Medical Plan terminates under this Section 2.3(g), the Company will make a payment in cash equal to the amount, if any (with interest at the rate specified in Section 11.9), the Executive paid in premium payments during the immediately preceding calendar year for continued coverage under any Self-Incurred Medical Plan exceeds the amount the Executive would have paid if the Executive had remained in employment during such year, provided that each such cash payment by the Company shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.
     2.4. Termination for Any Reason Other Than a Qualifying Termination. Following a Change in Control, if the Executive incurs a termination of employment which is not a Qualifying Termination, the Company shall pay the Executive the Executive’s Accrued Obligations and the Company shall have no further obligations to the Executive under this Agreement.
     2.5. Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.
Article 3. Form and Timing of Severance Benefits
     3.1. Form and Timing of Severance Benefits. Subject to the provisions of Article 10, the Severance Benefits described in Section 2.3(a)-(f) shall be paid in cash to the Executive in a single lump sum as soon as practicable but, except as provided in Section 11.11, in no event later than thirty (30) days following the Effective Date of Termination.

     3.2. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.
Article 4. Restrictive Covenants
     The Executive shall be subject to the following restrictive covenants as of the Effective Date of this Agreement:
(a)	Noncompetition. During the term of employment with the Company or its affiliates or subsidiaries and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not: (i) directly or indirectly act alone or in concert or conspire with any person in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)	Confidentiality. The Company has advised the Executive, and the Executive acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Other than in the regular course of the Executive’s employment with the Company, all Protected Information shall remain confidential permanently and the Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain, other than with the written consent of the Company or as may be required by law or legal process (after giving the Company notice and an opportunity to contest such requirement).

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company and its subsidiaries, and any other information of the Company and its subsidiaries, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its subsidiaries and their agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach by the Executive of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.
(c)	Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any subsidiary thereof.

(d)	Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

(f)	Remedies. The Executive and the Company agree that the restrictive covenants contained in this Article 4 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Article 4 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief, including but not limited to, a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
Article 5. Golden Parachute
     5.1. Potential Reduction. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company or its subsidiaries or affiliates, including, without limitation, any stock option or similar right, or the lapse or termination of any restriction on or vesting or exercisability of any of the foregoing (in the aggregate, “Total Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such Total Payments shall be either (i) delivered in full, or (ii) delivered as to the maximum extent which would result in no portion of such Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 or similar state or local law, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Total Payments, notwithstanding that all or some portion of such Total Payments may be taxable under Section 4999 of the Code.
     5.2. Determination. A determination as to whether a reduction of Total Payments will be made pursuant to Section 5.1 shall be made at the Company’s expense by a nationally recognized accounting or consulting firm (“Advisor”) selected by the Company. The Advisor shall provide such determination (the “Determination”), together with detailed supporting calculations and documentation to the Executive and the Company within ten (10) business days of the Effective Date of Termination if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). For purposes of making the calculations required by this paragraph, the Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Advisor such information and documents as the Advisor may reasonably request in order to make a determination under this Section. Within ten (10) business days of the delivery of the Determination to the Executive and the Company, the Executive shall have the right to dispute the Determination. If there is no dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5.3.
     5.3. Assignment of Reduction. In the event the Advisor shall determine that the Total Payments provided to the Executive should be reduced in order to provide the Executive the greatest amount of Total Payments, on an after-tax basis, as described in Section 5.1, the Total Payments under this Agreement shall be reduced by the minimum extent necessary (but in no event to less than zero) so that no portion of such Total Payments, as so reduced, shall be subject to excise tax under Section 4999 of the Code. In order of priority, the necessary reduction shall be applied against the Severance Benefits described in Sections 2.3(b), 2.3(c), 2.3(e), 2.3(f), 2.3(a) and Section 2.3(g) to the extent necessary to satisfy the required reduction.
Article 6. The Company’s Payment Obligation
     6.1. Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final.
     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

     6.2. Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 7. Term of Agreement
     The term of this Agreement (the “Term”) will commence on the Effective Date and shall terminate on the second anniversary thereof; provided, however, on the second anniversary of the Effective Date and on each anniversary thereafter, the Term shall be extended automatically until the next subsequent anniversary of the Effective Date, unless either party delivers written notice to the other party twelve (12) months prior to the end of the Term as it may have been extended, stating that the Term of this Agreement will not be extended or further extended, as the case may be. In such case, the Agreement will terminate at the end of the Term, or extended Term, then in progress.
     However, in the event of a Change in Control of the Company, the Term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.
     The expiration or termination of the Term will not impair the rights or obligations of the Executive or the Company that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, (i) provided that the Executive is entitled to and ultimately receives Severance Benefits under Section 2.1, the Executive’s covenants contained in Article 4 and release under Section 11.11 will survive the expiration or termination of this Agreement and the Term or the termination of Executive’s employment for any reason whatsoever and (ii) in all cases the provisions of Article 11 and the Company’s obligations under Section 8.1 will survive the expiration or termination of this Agreement and the Term or the termination of the Executive’s employment for any reason whatsoever.
Article 8. Legal Fees
     8.1. Legal Fees and Expenses. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing during the period beginning on the Effective Date and ending 10 years after the date of the Executive’s termination of employment. However, if the Executive brings an action in bad faith, or with no colorable claim of success, the Company shall not pay for any of Executive’s attorneys’ fees or related expenses.
(a)	Payments due to the Executive under Section 8.1(a) will be made within five business days (but in any event no later than the last day of the Executive’s tax year following the tax year in which the Executive incurs the expense) after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that (i) the reimbursements or in-kind benefits to be provided by the Company in one taxable year will not affect the reimbursement or in-kind benefits that the Company is obligated to pay in any other taxable year and (ii) the Executive’s right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.
Article 9. Successors
     9.1. Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
     9.2. Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 10. Section 409A of the Code
     Notwithstanding any contrary provision of the Agreement:

(a)	Any amount payable upon the Effective Date of Termination that is deemed deferred compensation subject to Section 409A of the Code shall not be payable upon the Effective Date of Termination pursuant to the Agreement unless such Qualifying Termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(b)	For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(c)	Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to the identification methodology selected by the Company from time to time) on the Executive’s Effective Date of Termination, then the following provisions of this Section 10(c) shall apply to any payments or benefits to be made under Sections 2.3(b), 2.3(c), 2.3(d), 2.3(e) and 2.3(f) and to any portion of the other payments or benefits to be received by the Executive under this Agreement upon separation from service (within the meaning of Section 409A) that would be considered deferred compensation (within the meaning of Section 409A) the payment or provision of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”): The Company will not pay or provide any such amount or benefit on the otherwise scheduled date, but such payments or benefits (the “Delayed Payments” and the “Delayed Benefits,” respectively) will instead be accumulated and paid on the earlier of (i) the first day of the seventh month following the date of the Executive’s Effective Date of Termination and (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will pay interest on the Delayed Payments and the value of the Delayed Benefits at the rate specified in Section 11.9. Any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)	To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax to the Executive under Section 409A, the Company will reasonably cooperate with the Executive to amend this Agreement such that payments hereunder comply with Section 409A without materially changing the economic value of this Agreement to either party.
Article 11. Miscellaneous
     11.1. Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time the Executive’s compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Executive at any time (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).
     11.2. Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and amends and restates the Prior Agreement, which Prior Agreement will, without further action, be superseded and without further effect as of the Effective Date. In addition, the payment of Severance Benefits provided for under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.
     11.3. Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or, if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal offices.
     11.4. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
     11.5. Conflicting Agreements. The Executive hereby represents and warrants to the Company that the Executive’s entering into this Agreement, and the obligations and duties undertaken by the Executive hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which the Executive is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
     Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, the Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.
     11.6. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
     Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
     11.7. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors.
     11.8. Applicable Law. To the extent not preempted by the laws of the United States, the laws of Illinois shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.
     11.9. Interest. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
     11.10. Other Benefits. Except as expressly provided herein, this Agreement will not affect any rights that Executive may have upon the Executive’s termination of employment for any reason under any other agreement, policy, plan program or arrangement of the Company or any affiliate providing benefits, which rights shall be governed by the terms thereof.
     11.11. Release. The Executive’s entitlement to receive from the Company Severance Benefits (other than Accrued Obligations) as provided in Section 2.1 is expressly conditioned on: (i) the Executive executing and delivering to the Company a Release Agreement, in the form customarily used by the Company at the executive level prior to the Change in Control, within twenty-one (21) days (or forty-five (45) days if the Company determines and notifies the Executive in writing that such longer period is required under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)) after the occurrence of the Executive’s Qualifying Termination and (ii) Executive not revoking such Release Agreement within seven (7) days after execution and delivery of such Release Agreement to the Company. If the Executive does not execute the Release Agreement and deliver it to the Company within such period or executes and delivers the Release Agreement to the Company but revokes it within seven (7) days after execution and delivery, the Executive will not be entitled to any Severance Benefits (other than Accrued Obligations). In the event, the Company determines, as provided above, that forty-five (45) days is required under ADEA, the thirty (30) day period to pay the Severance Benefits as provided in Section 3.1 shall be sixty (60) days.

     The parties have executed this Agreement on this ___day of December, 2009.

WOODWARD GOVERNOR COMPANY	EXECUTIVE

By: James R. Rulseh Chairman, Compensation Committee	Signature

Printed Name